UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/15/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As previously reported in a Current Report on Form 8-K filed June 23, 2008, Raser Technologies, Inc. (the "Company") entered into an ATM Equity OfferingSM Sales Agreement (the "ATM Agreement") on June 17, 2008, with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). On August 15, 2008, the Company and Merrill Lynch entered into an Amendment to the ATM Equity OfferingSM Sales Agreement (the "Amendment"), pursuant to which the Company agreed to sell to Merrill Lynch, and Merrill Lynch agreed to purchase, 1,986,173 shares of the Company's common stock in connection with a public offering of such shares at a public offering price per share of $8.95. Merrill Lynch is acting as underwriter of the offering. The net proceeds from the sale of the 1,986,173 shares, after deducting Merrill Lynch's underwriting discount of $695,161, and the estimated offering expenses payable by the Company, are expected to be approximately $17.0 million. The 1,986,173 shares, together with the 723,000 shares previously sold pursuant to the ATM Agreement, constitute all $25 million of the shares of common stock contemplated to be sold pursuant to the ATM Agreement. The shares are being sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission ("SEC") and the offering of the shares is being made only by means of the prospectus supplement and the accompanying base prospectus, copies of which may be obtained from the SEC's website at http://www.sec.gov. The closing of the offering, which is subject to customary closing conditions, is expected to occur on or about August 20, 2008.

The foregoing description of the Amendment and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as an exhibit hereto and is hereby incorporated by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.        Description

1.1        Amendment to the ATM Equity OfferingSM Sales Agreement, dated August 15, 2008, between Raser Technologies, Inc. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: August 15, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-1.1